Exhibit 99.1

CONSTELLATION BRANDS ANNOUNCES
ELECTION OF CHRISTOPHER J. BALDWIN
AS NEW INDEPENDENT BOARD CHAIR

VICTOR, N.Y. Feb. 20, 2024 – Constellation Brands, Inc. (NYSE: STZ), a leading beverage alcohol company, today announced the election of Christopher J. Baldwin of CVC Advisors (U.S.) Inc., a leading global private markets manager, to serve as a member of Constellation’s board of directors, as well as his appointment as non-executive chair of the company’s board, each effective March 1, 2024.

“We are excited to welcome Chris to Constellation’s board of directors,” said José Manuel Madero, Constellation Brands board member and interim board chair. “Both the company’s board and executive team will benefit greatly from his leadership, general management experience, and deep consumer packaged goods and retail industry knowledge, as Constellation continues to position itself for sustainable, industry-leading profitable growth and shareholder returns within the evolving beverage alcohol category.”

Mr. Baldwin has served as a managing partner of CVC Advisors (U.S.) Inc. since October 2020. Prior to that, he held various board and executive management roles at BJ’s Wholesale Club Holdings Inc. (NYSE: BJ) between September 2015 and June 2023, including serving as the company’s executive chairman of the board and chief executive officer during that time span. Mr. Baldwin continues to serve as a member of BJ’s board of directors until his term expires at its 2024 annual meeting of shareholders. While at BJ’s, Mr. Baldwin also served as chairman of the National Retail Federation board of directors from 2018-2020. In addition, Mr. Baldwin held numerous senior executive roles at Hess Retail Corporation, Kraft Foods Group, Inc., The Hershey Company, and The Procter & Gamble Company.

Mr. Baldwin brings to Constellation’s board extensive executive and board leadership experience, and deep knowledge of the consumer packaged goods and food and beverage industries from his more than 20 years of service in multiple facets of business leadership including branding, marketing, and human capital development.

“Under the direction of Bill Newlands and his executive team, Constellation Brands has strengthened its position as a growth leader among consumer packaged goods and beverage alcohol companies,” said Baldwin. “I look forward to engaging with my fellow Constellation board members, as well as Bill and his executive team, to further build on the company’s strong foundation and industry-leading momentum, setting the stage for sustainable long-term success.”

In addition, Constellation’s board of directors has accepted the voluntary resignation of Susan Somersille Johnson as a member of the board, effective February 17, 2024. Ms. Johnson joined Constellation’s board in July 2017 and served as a member of its Human Resources Committee. Ms. Johnson’s resignation was not due to any disagreement with the company on any matter relating to its operations, practices, or procedures.

“On behalf of my fellow Constellation Brands board members, I want to thank Susan for her leadership and dedicated service to our board and the company over the past six-and-a-half years,” said Madero.

“Susan’s deep understanding of and passion for brand strategy, marketing, and technology served as valuable assets to our team. We wish her the very best in her future endeavors.”

These moves serve as a continuation of the company’s comprehensive board refreshment and governance enhancement process launched following its transition from a dual to a single class share structure in November 2022.

ABOUT CONSTELLATION BRANDS
Constellation Brands (NYSE: STZ) is a leading international producer and marketer of beer, wine, and spirits with operations in the U.S., Mexico, New Zealand, and Italy. Our mission is to build brands that people love because we believe elevating human connections is Worth Reaching For. It’s worth our dedication, hard work, and calculated risks to anticipate market trends and deliver more for our consumers, shareholders, employees, and industry. This dedication is what has driven us to become one of the fastest-growing, large CPG companies in the U.S. at retail, and it drives our pursuit to deliver what’s next.

Every day, people reach for our high-end, iconic imported beer brands such as those in the Corona brand family like the flagship Corona Extra, Modelo Especial and the flavorful lineup of Modelo Cheladas, Pacifico, and Victoria; our fine wine and craft spirits brands including The Prisoner Wine Company, Robert Mondavi Winery, Casa Noble Tequila, and High West Whiskey; and our premium wine brands such as Kim Crawford and Meiomi.

As an agriculture-based company, we have a long history of operating sustainably and responsibly. Our ESG strategy is embedded into our business and our work focuses on serving as good stewards of the environment, enhancing social equity within our industry and communities, and promoting responsible beverage alcohol consumption. These commitments ground our aspirations beyond driving the bottom line as we work to create a future that is truly Worth Reaching For.

To learn more, visit www.cbrands.com and follow us on X, Instagram, and LinkedIn.

FORWARD-LOOKING STATEMENTS
This news release contains forward-looking statements. All statements other than statements of historical fact are forward-looking statements. The word “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements may relate to business strategy, future operations, prospects, plans, and objectives of management and Constellation’s Board of Directors, as well as information concerning expected actions of third parties. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, such forward-looking statements. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur.

The forward-looking statements are based on management’s current expectations and should not be construed in any manner as a guarantee that such results will in fact occur. All forward-looking statements speak only as of the date of this news release and Constellation does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

In addition to risks and uncertainties associated with ordinary business operations, the forward-looking statements contained in this news release are subject to other risks and uncertainties, including the accuracy of all projections and other factors and uncertainties disclosed from time-to-time in Constellation Brands’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended February 28, 2023 and its Quarterly Report on Form 10-Q for the fiscal quarter ended November 30, 2023, which could cause actual future performance to differ from current expectations.

MEDIA CONTACTS			INVESTOR RELATIONS CONTACTS
Amy Martin	585-678-7141	amy.martin@cbrands.com	Joseph Suarez	773-551-4397	joseph.suarez@cbrands.com
Carissa Guzski	315-525-7362	carissa.guzski@cbrands.com	Snehal Shah	847-385-4940	snehal.shah@cbrands.com
			David Paccapaniccia	585-282-7227	david.paccapaniccia@cbrands.com